EXHIBIT 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com
FOR IMMEDIATE RELEASE	713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS FOURTH QUARTER AND FULL

YEAR 2006 FINANCIAL AND OPERATIONAL RESULTS

HOUSTON — March 8, 2007 — W&T Offshore, Inc. (NYSE: WTI) today announces record production and provides financial and operational results for the fourth quarter and full year 2006. Some of the highlights include:

•	Revenues, production, and reserves were all new record highs in 2006

•	Cash provided by operating activities increased to a record $572 million

•	Fourth quarter 2006 production increased 37% sequentially from the third quarter 2006 as a result of the Kerr-McGee transaction

•	Replaced 346% of production through acquisitions and the drill bit, ending the year with 735 Bcfe proved reserves

•	W&T successfully drilled 19 of 26 exploration wells for a 73% success rate

•	W&T achieved 79% success overall in its exploration and development drilling program in 2006, including 100% success on eight development wells

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “2006 included several records or firsts. We completed our largest transaction to date, our $1.1 billion Kerr-McGee transaction in August. We completed our first follow-on equity offering in July. Revenues, production, cash flow, and reserves were all new record highs. While our revenue was at record highs, unfortunately so were our expenses. During 2006, DD&A increased over 80%, which had an impact on earnings per share. I am pleased to note we added 109 Bcfe through the drillbit and extensions, which replaced our production of 99 Bcfe. While the Kerr-McGee acquisition has put some pressure on our earnings per share, I remain very pleased with the potential for value creation arising out of that acquisition.”

Net Income: Net income for the three months ended December 31, 2006 was $38.1 million, or $0.50 per diluted share, on revenue of $264.4 million. Net income for the fourth quarter of 2006 includes an unrealized loss of $1.1 million (after taxes) related to W&T’s commodity derivative contracts. For the fourth quarter of 2005 net income was $50.9 million, or $0.77 per diluted share, on revenues of $152.9 million. Net income declined in the fourth quarter 2006 principally due to overall higher drilling costs, increased charges for DD&A, service costs, interest expense and insurance premiums. Net income for the year ended December 31, 2006 was $199.1 million, or $2.84 per diluted share, on revenues of $800.5 million, compared to net income of $189.0 million or $2.87 per diluted share, on revenues of $585.1 million for 2005. Included in full year 2006 results are realized and unrealized commodity gains of $10.8 million and $13.4 million, respectively.

Lease Operating Expenses (“LOE”): LOE for the fourth quarter of 2006 increased to $43.2 million, or $1.20 per thousand cubic feet equivalent (“Mcfe”) from $19.5 million, or $1.43 per Mcfe in the fourth quarter of 2005. LOE for the year ended December 31, 2006 was $109.7 million, or $1.11 per Mcfe, compared to $71.8 million, or $1.01 per Mcfe in 2005. The increases in quarterly and year-to-date LOE are primarily attributable to higher costs associated with the properties acquired in the Kerr-McGee transaction completed in August 2006, increases in insurance premiums as a result of last year’s hurricanes, and an overall increase in service and supply costs at existing properties. The unit costs are being negatively affected in 2005 by the deferred production as a result of the hurricanes and positively affected in 2006 by the Kerr-McGee transaction.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $135.7 million, or $3.79 per Mcfe, in the fourth quarter of 2006 from $45.0 million, or $3.30 per Mcfe, in the same period of 2005. At the same time, property subject to DD&A increased to $2.7 billion from $1.2 billion in the prior period. DD&A for the year ended 2006 was $337.6 million or $3.40 per Mcfe, compared to DD&A of $183.8 million, or $2.59 per Mcfe, for the same period in 2005. Per unit DD&A increased in part due to increases in total depletable costs due to the Kerr-McGee merger transaction, increased capital spending, higher drilling and service costs, and higher estimated future development costs.

Cash Flow from Operations and Adjusted EBITDA: Net cash provided by operating activities increased 120% to $220.1 million during the fourth quarter from $100.2 million during the prior year’s fourth quarter. Fourth quarter 2006 Adjusted EBITDA was $207.7 million, compared to $121.6 million during the prior year’s fourth quarter. Net cash provided by operating activities for 2006 increased 28.7% to $571.6 million from $444.0 million in 2005. Adjusted EBITDA was $641.8 million for the year ended December 31, 2006, compared to $472.3 million for the prior year period. Cash flow was significantly higher in 2006 due to continued successful exploration efforts and due to the addition of the Kerr-McGee properties. For more complete information regarding EBITDA and Adjusted EBITDA please see “Additional Non-GAAP Information” later in this press release.

Production and Prices: Total production in the fourth quarter of 2006 was 23.0 billion cubic feet (“Bcf”) of natural gas that was sold at an average price of $6.64 per Mcf and 2.1 million barrels (“MMBbls”) of oil that was sold at an average price of $52.13 per barrel (“Bbl”). On a natural gas equivalent (“Bcfe”) basis, the Company sold 35.8 Bcfe at an average price of $7.38 per Mcfe. For the fourth quarter of 2005 the Company sold production of 9.4 Bcf of natural gas at an average price of $12.06 per Mcf and 0.7 MMBbls of oil at an average price of $55.87 per Bbl. On a Bcfe basis, the Company sold 13.6 Bcfe at an average price of $11.20 per Mcfe. The increase in volumes is primarily attributable to the additional production associated with the newly acquired Kerr-McGee properties, and new production from successful exploration drilling, while the 2005 production is lower due to production shut-in as a result of the hurricanes.

For the year ended December 31, 2006, total production was 60.4 Bcf of natural gas at an average price of $7.08 per Mcf and 6.5 MMBbls of oil at an average price of $57.70 per Bbl. On a Mcfe basis, the Company sold 99.2 Bcfe at an average price of $8.07 per Mcfe. For the year 2005, the Company sold 46.5 Bcf of natural gas at an average price of $8.27 per Mcf and 4.1 MMBbls of oil at an average price of $48.85 per Bbl. On a Mcfe basis, the Company sold 71.1 Bcfe at an average price of $8.23 per Mcfe for the same period in 2005.

Capital Expenditures and Operations Update: During the fourth quarter of 2006, the Company participated in the drilling of four exploration wells (gross) in the Gulf of Mexico, one of which was successful. For the year ended December 31, 2006, capital expenditures of $1.7 billion included $1.1 billion for the acquisition of properties from Kerr-McGee, $301.6 million for development activities, $252.0 million for exploration, $35.4 million for seismic and other leasehold costs and $4.8 million for other capital items.

Drilling Highlights: In the fourth quarter of 2006, the Company participated in the drilling of four exploration wells. Two of the wells were in deepwater and two were on the conventional shelf.

Successful Wells:

Field Name/Well	Category	Working Interest %
Galveston 303 #7	Exploration / Shelf	83%

Non-commercial Wells:

Field Name/Well	Category	Working Interest %
Ship Shoal 368	Exploration / Shelf	100%
Alaminos Canyon 529	Exploration / Deepwater	50%
Green Canyon 732	Exploration / Deepwater	75%

Insurance Update: As of December 31, 2006, insurance receivables were $75 million. On Tuesday, March 6, 2007, the Company completed written settlement agreements with its insurance underwriters to settle all claims related to Hurricanes Katrina and Rita and Green Canyon 82 for $105 million. After adjustments for applicable deductibles and $21 million already collected in 2006 and $4.8 million collected in February 2007, the Company will receive net proceeds of $73.3 million, currently expected for the middle of March 2007. This amount exceeds total hurricane related receivables through December 31, 2006, by $2.9 million with the excess being used to offset hurricane remediation efforts that continue into 2007.

The Company estimates spending between $15 million to $20 million for hurricane remediation in 2007. The timing of future repairs will be affected by equipment availability, design and remediation planning and permitting. This estimate will be updated as the remediation progresses. Future Lease Operating Expense (LOE) guidance will include normal recurring LOE and LOE related to hurricane remediation.

Reserves: In 2006, W&T replaced 346% of its production. As of December 31, 2006, proved reserves were 735.2 Bcfe compared to proved reserves of 491.5 Bcfe as of December 31, 2005. Year-end 2006 proved reserves consist of 401.2 Bcf of natural gas (55% of proved reserves) and 55.7 million barrels, or 334.0 Bcfe of oil and liquids (45% of proved reserves). The present value of the proved reserves discounted at 10%, including estimated asset retirement obligations, and without deducting any future income taxes, is $2.3 billion based on year-end prices of $5.635 per MMBtu ($5.40 per Mcf) of natural gas and $52.79 per Bbl of oil. The Company’s estimate of proved reserves are based on a reserve report prepared by Netherland, Sewell & Associates, Inc., the Company’s independent petroleum consultant.

The Company’s proved reserves are summarized in the table below.

	As of December 31, 2006
Classification of Reserves (1)	Oil and Liquids (MMBbls)	Gas (Bcf)	Total (Bcfe)	% of Total Proved	PV-10(3) (in millions)
Proved developed producing	11.5	156.4	225.3	31%	$741.3
Proved developed non-producing (2)	19.8	134.6	253.6	34%	974.9

Total proved developed	31.3	290.9	478.9	65%	1,716.2
Proved undeveloped	24.3	110.3	256.3	35%	620.2

Total proved	55.7	401.2	735.2	100%	$2,336.4

(1)	Totals may not add due to rounding.
(2)	Includes 20.2 Bcfe of reserves with a PV-10 of $115.1 million that were shut-in at December 31, 2006 because of Hurricanes Katrina and Rita. The Company expects all of these reserves to be reclassified to producing in 2007. Also includes 5.7 Bcfe of reserves with a PV-10 of $7.5 million that were shut-in at December 31, 2006 because of damage to the High Island Pipeline System which occurred in December, 2006. The damage to the High Island Pipeline System was repaired in January, 2007.
(3)	The PV-10, as calculated by the independent petroleum consultant, has been adjusted by the Company to include estimated asset retirement obligations.

2006 Reserve Reconciliation:

	Oil and Liquids (MBbls)	Natural Gas (MMcf)	Total Oil and Natural Gas (MMcfe) (1)
Proved reserves as of December 31, 2005	45,937	215,920	491,544
Revisions of previous estimates	(1,242)	(5,692)	(13,149)
Extensions, discoveries and other additions	7,255	65,759	109,289
Purchase of minerals in place	10,165	185,697	246,686
Production	(6,456)	(60,447)	(99,181)

Proved reserves as of December 31, 2006	55,659	401,237	735,189

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).

Outlook: The following information does not include the potential impact of any future acquisitions or divestitures that may be completed after the date of this news release. The guidance for 2007 represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Guidance for the first quarter and full year 2007 is shown in the table below. We are reducing the low end of first quarter guidance due to several project startup delays resulting from weather conditions, equipment availability, the unanticipated damage to the High Island Pipeline System (HIPS) that occurred December 2006. Guidance for full year 2007 is not being changed.

2007 Production and Cost Guidance:

Estimated Production	Prior First Quarter 2007	Revised First Quarter 2007	Full-Year 2007
Crude oil (MMBbls)	2.06 – 2.17	1.86 – 2.17	9.6 – 10.5
Natural gas (Bcf)	21.66 – 22.80	20.75 – 22.80	92.2 – 101.2
Total (Bcfe)	34.00 – 35.80	32.10 – 35.80	149.7 –164.3

Operating Expenses ($ in millions, except as noted)	First Quarter 2007	Full-Year 2007
Lease operating expenses	$39.8 – $47.6	$166.9 – $199.4
Lease operating expenses – Hurricane-related	$3.5 – $7.0	$15.0 – $20.0
Gathering, transportation & production taxes	$6.2 – $7.4	$24.9 – $29.7
General and administrative	$12.3 – $14.5	$50.0 – $55.0
Income tax rate, % deferred	35.0%, 80%	35.0%, 80%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Thursday, March 8, 2007 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2131 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Thursday, March 15, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11085913.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues:
Oil and natural gas	$264,388	$152,820	$800,348	$584,564
Other	(4)	40	118	572

Total revenues	264,384	152,860	800,466	585,136
Expenses:
Lease operating	43,161	19,505	109,652	71,758
Gathering, transportation costs and production taxes	6,003	2,516	17,697	12,702
Depreciation, depletion, and amortization	131,079	42,804	325,131	174,771
Asset retirement obligation accretion	4,656	2,233	12,496	9,062
General and administrative	11,742	9,231	42,119	28,418
Commodity derivative gain	(2,451)	—	(24,244)	—

Total operating expenses	194,190	76,289	482,851	296,711

Income from operations	70,194	76,571	317,615	288,425
Interest expense:
Incurred	19,904	279	30,418	1,145
Capitalized	(9,100)	—	(13,238)	—
Other income	414	1,412	5,919	2,746

Income before income taxes	59,804	77,704	306,354	290,026
Income taxes	21,697	26,847	107,250	101,003

Net income	$38,107	$50,857	$199,104	$189,023

Earnings per common share:
Basic	$0.50	$0.77	$2.84	$2.91
Diluted	$0.50	$0.77	$2.84	$2.87
Weighted average shares outstanding:
Basic	75,748	65,971	70,177	64,982
Diluted	75,812	65,980	70,217	65,971

Consolidated Cash Flow Information
Net cash provided by operating activities	$220,121	$100,149	$571,589	$444,043
Capital expenditures	$202,741	$94,144	$1,658,541	$323,743

Other Financial Information
Adjusted EBITDA	$207,677	$121,608	$641,766	$472,258

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net sales:
Natural gas (MMcf)	22,957	9,399	60,447	46,548
Oil (MBbls)	2,149	706	6,456	4,085
Total natural gas and oil (MMcfe) (1)	35,848	13,639	99,181	71,060

Average daily equivalent sales (MMcfe/d)	389.7	148.2	271.7	194.7

Average realized sales prices: (2)
Natural gas ($/Mcf)	$6.64	$12.06	$7.08	$8.27
Oil ($/Bbl)	52.13	55.87	57.70	48.85
Natural gas equivalent ($/Mcfe)	7.38	11.20	8.07	8.23

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$1.20	$1.43	$1.11	$1.01
Gathering, transportation cost and production taxes	0.17	0.18	0.18	0.18
Depreciation, depletion, amortization and accretion	3.79	3.30	3.40	2.59
General and administrative	0.33	0.68	0.42	0.40
Net cash provided by operating activities	6.14	7.34	5.76	6.25
Adjusted EBITDA	5.79	8.92	6.47	6.65

(1)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).

(2)	Average realized prices exclude the effects of our derivative contracts that do not qualify for hedge accounting. Had we included the effect of these derivatives, our average realized sales prices for natural gas and oil would have been $7.23 per Mcf and $57.97 per barrel, respectively, for 2006. On a natural gas equivalent basis, our average realized sales price would have been $8.18 per Mcfe for 2006. We did not have any derivative contracts in place during the other periods presented.

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$39,235	$187,698
Receivables	239,899	83,623
Prepaid expenses and other assets	49,559	12,503

Total current assets	328,693	283,824

Property and equipment—at cost	3,308,101	1,486,865
Less accumulated depreciation, depletion and amortization	1,042,315	717,583

Net property and equipment	2,265,786	769,282

Other assets	15,206	11,414

Total assets	$2,609,685	$1,064,520

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$271,380	$—
Accounts payable	247,324	143,049
Asset retirement obligations	41,718	39,653
Accrued liabilities and other	83,654	48,990

Total current liabilities	644,076	231,692

Long-term debt, less current maturities	413,617	40,000
Asset retirement obligations, less current portion	272,350	112,621
Deferred income taxes	232,835	134,395
Other liabilities	3,890	2,429

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	361,855	52,332
Retained earnings	681,634	491,050
Accumulated other comprehensive loss	(573)	—

Total shareholders’ equity	1,042,917	543,383

Total liabilities and shareholders’ equity	$2,609,685	$1,064,520

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating activities:
Net income	$38,107	$50,857	$199,104	$189,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	135,735	45,037	337,627	183,833
Amortization of debt issuance costs	320	80	1,417	342
Accretion of discount on long-term debt	4,624	—	6,765	—
Share-based compensation	367	29	2,544	419
Unrealized commodity derivative (gain) loss	1,748	—	(13,476)	—
Deferred income taxes	40,668	9,785	106,645	42,302
Other	511	11	511	11
Changes in operating assets and liabilities	(1,959)	(5,650)	(69,548)	28,113

Net cash provided by operating activities	220,121	100,149	571,589	444,043
Investing activities:
Acquisition of Kerr-McGee properties	—	—	(1,061,769)	—
Investment in oil and gas property and equipment	(201,652)	(93,743)	(588,978)	(322,984)
Proceeds from sales of oil and gas properties and equipment	—	770	—	2,547
(Purchases) sales of furniture, fixtures and other, net	1,880	(401)	(4,825)	(759)
Other	(51)	1,732	(331)	(277)

Net cash used in investing activities	(199,823)	(91,642)	(1,655,903)	(321,473)
Financing activities:
Borrowings of long-term debt	304,000	40,000	1,123,732	42,550
Repayments of borrowings of long-term debt	(294,500)	—	(485,500)	(37,550)
Proceeds from equity offering, net of costs	(1)	—	306,979	—
Dividends to shareholders	(2,278)	(1,319)	(8,225)	(3,958)
Debt issuance costs	(355)	—	(1,135)	(889)

Net cash provided by financing activities	6,866	38,681	935,851	153

(Decrease) increase in cash and cash equivalents	27,164	47,188	(148,463)	122,723
Cash and cash equivalents, beginning of period	12,071	140,510	187,698	64,975

Cash and cash equivalents, end of period	$39,235	$187,698	$39,235	$187,698

W&T OFFSHORE, INC.

Additional Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income”, “EBITDA”, and “Adjusted EBITDA”. Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative gain and associated tax effects. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and period to prior periods.

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
	(Unaudited)
Net income	$38,107	$50,857	$199,104	$189,023
Unrealized commodity derivative loss (gain)	1,748	—	(13,476)	—
Income tax adjustment for above item	(611)	—	4,717	—

Earnings stated without effect of the above items	$39,243	$50,857	$190,345	$189,023

Earnings per share-diluted without the effect of the above items	$0.52	$0.77	$2.71	$2.87

Reconciliation of Net Income to EBITDA

EBITDA is defined as net income plus income tax expense, net interest (income) expense, depreciation, depletion, amortization and accretion and non-cash expenses associated with unrealized changes in the fair market value of open derivative contracts. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use. “Adjusted EBITDA” excludes certain non-cash items that management believes affect the comparability of operating results, including the unrealized gain or loss related to open derivative contracts.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(In thousands)
	(Unaudited)
Net income	$38,107	$50,857	$199,104	$189,023
Income tax expense	21,697	26,847	107,250	101,003
Net interest (income) expense	10,390	(1,133)	11,261	(1,601)
Depreciation, depletion, amortization and accretion	135,735	45,037	337,627	183,833

EBITDA	205,929	121,608	655,242	472,258
Adjustments:
Non-cash change in unrealized commodity derivatives (before tax)	1,748	—	(13,476)	—

Adjusted EBITDA	$207,677	$121,608	$641,766	$472,258